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                                                                     Exhibit 3.2

                         AMENDED AND RESTATED BY-LAWS

                                      OF

                          CONESTOGA ENTERPRISES, INC.


                                   ARTICLE I

                                    GENERAL

    Section 1. PRINCIPAL OFFICE. The Principal Office of the Corporation shall be located at Birdsboro, Berks County, Pennsylvania.

    Section 2. BRANCH OFFICES. The Corporation may establish and maintain such other office or offices at such place or places as the Board of Directors may, from time to time, deem necessary, desirable, or expedient.

    Section 3. SEAL. The corporate seal of this Corporation shall have inscribed thereon the name of the Corporation, the year of its incorporation, and the state where it was incorporated, and such seal may be used by any of the corporate officers authorized by the Board of Directors by causing an impression or facsimile thereof to be impressed or placed upon the paper or document to be sealed.

    Section 4. FISCAL YEAR. The fiscal year of the Corporation shall begin January 1 and end December 31.

    Section 5. DIVIDENDS. Dividends may be declared and paid out of the net profits or surplus of the Corporation as often and at such times and to such extent as the Board of Directors may determine, consistent with the provisions of the charter of the Corporation and the law of the Commonwealth.

    Section 6. AUDIT. An annual examination and audit of the financial status, property, and affairs of the Corporation shall be made by an audit committee or an approved firm of accountants who shall be appointed by the Board and ratified by the Stockholders. Such annual examination and audit shall be undertaken and completed a sufficient time before the annual meeting of the stockholders to permit the submission of an appropriate report at such meeting.

    Section 7. CHECKS AND NOTES. Checks, notes, drafts acceptances, bills of exchange, and other obligations for the payment of money made, accepted, or endorsed, shall be signed by such officer or officers, or person or persons, as the Board of Directors shall from time to time determine.

    Section 8. REPEAL OF PRIOR BY-LAWS. Any and all By-Laws heretofore existing for this Corporation are hereby repealed.

                                  ARTICLE II

                                 STOCKHOLDERS

    Section 1. PLACE. All meetings of stockholders shall be held at the principal office of the Corporation or at such other place or places within Pennsylvania as the Directors may from time to time determine.

    Section 2. ANNUAL MEETING. There shall be an annual meeting of the stockholders of the Corporation for the purpose of electing Directors and transacting other proper business, which shall be held on or before May 31/st/ of each year.

    Section 3. SPECIAL MEETINGS. Special meetings of the stockholders may be called by the President or the Board of Directors at any time, and shall be called by the President upon the written request of one-fifth of the shares

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outstanding and entitled to vote. Such request must specify the purpose of the proposed meeting, and the business transacted thereat shall be confined to the object or objects stated in the call.

    Section 4. NOTICE. Written notice of every meeting of the stockholders stating the purpose or purposes for which the meeting is called and the time and place where it is to be held shall be served either personally or by mail upon each stockholder of record entitled to vote at such meeting, not less than ten days before the meeting, unless a longer period of notice is required by law. If mailed, such notice shall be directed to each stockholder at his last known address as shown on the records of the Corporation.

    Section 5. QUORUM. The holders of record of a majority of the stock issued and outstanding and entitled to vote at any stockholders' meeting, present in person or represented by proxy, shall constitute a quorum for transacting business, unless otherwise provided by law.

    Section 6. ADJOURNMENT. If a quorum shall not be present in person or by proxy, the stockholders present in person or by proxy shall have the power to adjourn the meeting from time to time without notice other than announced at the meeting, until the requisite amount of stock shall be represented. At such adjourned meeting at which the requisite amount of stock shall be represented, any business may be transacted which might have been transacted at the meeting as originally notified.

    Section 7. RIGHT TO VOTE. Except as otherwise provided by law, each common stockholder of record shall be entitled, at every meeting of the Corporation, to cast one vote for each share of common stock standing in the name of such common stockholder on the books of the Corporation. There shall be no cumulative voting for the election of Directors.

    Section 8. PROXIES. Votes may be cast at stockholders' meetings either in person or by written proxy, duly executed by the stockholder, and dated not more than two (2) months prior to the meeting involved, which meeting shall be named therein.

    Section 9. JUDGES OF ELECTION. Prior to each meeting of the stockholders, the Board of Directors shall appoint three (3) Judges of Election, or such number as may be required by law, who shall perform the duties required by law at such meeting and any adjournment thereof. If any Judge shall refuse to serve, or neglect to attend at the election, or his office becomes vacant, the presiding officer shall appoint a Judge in his place. Judges of Election shall be sworn.

    Section 10. LIST OF STOCKHOLDERS. A complete list of the stockholders entitled to vote at any meeting shall be compiled by the Secretary of the Corporation at least five (5) days before each meeting of stockholders and kept on file at the Corporation's principal office, subject to the inspection of any proper party at any time during the usual business hours, and such list shall also be exhibited at the meetings. Said list shall be arranged alphabetically giving the address of each stockholder entitled to vote and the number of shares held by each.

                                  ARTICLE III

                                   DIRECTORS

    Section 1. NUMBER OF DIRECTORS. The property, affairs, and business of the Corporation shall be managed and controlled by a Board of Directors who may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, the charter of the Corporation, or its By-Laws, required to be exercised or to be done by the stockholders. The number of directors shall be not less than nine nor more than eleven, as may be determined by the Board from time to time. Any stockholder who desires to become a Director of the Corporation shall give written notice to the Secretary of the Corporation at least forty-five (45) days before the annual stockholders' election in order to have his name placed on the ballot. In addition, a stockholder desiring to become a Director shall submit with his notice the following information: name, address, age, principal occupation, number of shares owned, and the total number of shares that, to the knowledge of the stockholder, will be voted in favor of his election. Any nomination for director not made in accordance with this section shall be disregarded by the presiding officer of the meeting, and votes cast for each such nominee shall be disregarded by the judges of election.

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    Section 2.  QUALIFICATION AND TERM. Each of the Directors shall be a stockholder of the Corporation. Directors shall be elected each year by the stockholders at the annual meeting of stockholders of the Corporation. Each Director shall be elected for the term of three (3) years and until his successor shall be elected and shall qualify. The Directors shall be classified in respect to the time for which they shall severally hold office with approximately one-third (1/3rd) being in each class and the term of office of at least one class expiring in each year. Each class of Directors to be elected at an annual meeting of stockholders of the Corporation shall be elected in a separate election. At each annual meeting of stockholders, Directors shall be elected to the class whose terms shall expire in that year and shall hold office for a term of three (3) years and until their respective successors are elected.

    Section 3. VACANCIES. In the case of any vacancy in the Board of Directors, the remaining Directors, by affirmative vote of a majority thereof, may elect a successor to hold office for the unexpired portion of the term of the Director whose place shall be vacant and until the election and qualification of his successor.

    Section 4. PLACE OF MEETING. Meetings of the Board of Directors shall be held at the principal office of the Corporation or at such place or places within or without the Commonwealth of Pennsylvania as may from time to time be fixed by resolution of the Board, or as may be specified in the call of any meeting.

    Section 5. REGULAR MEETING. Regular meetings of the Board of Directors shall be held at such times as may be fixed by resolution of the Board, provided that a regular meeting of the Board shall be held within thirty (30) days following each annual meeting of the stockholders and that a regular meeting of the Board shall be held at least once every three (3) months thereafter. No notice shall be required for any regular meeting of the Board.

    Section 6. SPECIAL MEETINGS. Special meetings of the Board of Directors may be held at any time upon the call of the President or of three (3) of the Directors then in office, by oral, telegraphic, or written notice, duly served on or sent or mailed to each Director not less than twenty-four (24) hours before such meeting.

    Section 7. QUORUM. A majority of the members of the Board of Directors then holding office shall constitute a quorum for the transaction of business, but if there shall be less than a quorum at any meeting of the Board, a majority of those present (or if only one be present, then that one) may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice.

    Section 8. ELECTION OF OFFICERS. The Board of Directors, at the first regular meeting held after the annual meeting of the stockholders of the Corporation, shall elect a President, a Vice President, Secretary, a Treasurer, and such Managers, Assistant Secretaries, Assistant Treasurer, and other officers, as it may deem necessary or desirable. Except as otherwise provided by law, the duties of any two (2) offices may be discharged by one (1) person. Any officers or agents elected or appointed by the Directors may be removed at any time by the affirmative vote of a majority of the whole Board of Directors.

    Section 9. COMMITTEES. The Board of Directors, in its discretion, by resolution adopted by a majority of the whole Board, shall appoint committees which shall have and may exercise such powers as shall be conferred or authorized by the resolution appointing them. The Board shall have the power at any time to change the members of any such committee, to fill vacancies thereon, and to discharge any such committee.

    Section 10. PERSONAL LIABILITIES OF DIRECTORS. A Director of this Corporation shall not be personally liable for money damages as such for any action taken, or any failure to take any action unless:

    (1) The Director has breached or failed to perform the duties of his office in good faith, in a manner he reasonably believes to be in the best interests of the Corporation, and with such care, including reasonable inquiry, skill, and diligence, as a person of ordinary prudence would use under similar circumstances; and

    (2) The breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The provisions of this section shall not apply to the responsibility or liabilities of a Director pursuant to any criminal statute or for the payment of taxes pursuant to local, state, or federal law.

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                                  ARTICLE IV

                                   OFFICERS

    Section 1. ELECTION. The executive officers of the Corporation shall be a President, a Vice President, a Secretary, a Treasurer, and such additional Vice Presidents, Assistant Secretaries, Assistant Treasurers, Managers, and other officers as the Board of Directors may by resolution determine. All of such officers shall be elected by the Board of Directors in the manner set forth in
Article III hereof, and they shall be subject to removal at any time by a majority vote of the whole Board. The officers of the Corporation shall each have such powers and duties as are hereinafter set forth and as generally pertain to their respective offices and in addition thereto, such powers and duties as may from time to time be conferred upon them by the Board of Directors. The Board of Directors may, at its discretion, from time to time elect a Chairman of the Board for a term not to exceed one (1) year, and prescribe the duties and authority of such Chairman.

    Section 2. PRESIDENT. The President shall preside at all meetings of the Stockholders and the Board of Directors. He shall be ex-officio a member of all Committees of the Board of Directors, and he shall perform such other duties as may be assigned to him from time to time by the Board of Directors. He may sign and execute all contracts in the name of the Corporation and shall with the Treasurer, sign all certificates of stock of the Corporation. He shall perform all acts and things incident to the position of President.

    Section 3. VICE PRESIDENT. Any Vice President shall have such power and perform such duties as the Board of Directors may from time to time prescribe and shall also perform such duties as may be assigned to him from time to time by the President. In the event of the death, absence, or inability of the President to perform any duties imposed upon him by these By-Laws or by the Board of Directors, a Vice President may exercise his powers and perform his duties, subject to the control of the Board of Directors.

    Section 4. SECRETARY. The Secretary shall attend the meetings of the stockholders and Board of Directors and shall keep careful record of all such meetings; the proceedings whereof shall be transcribed into the record book over his signature. He shall give due notice of any and all meetings of the stockholders and of the Board of Directors unless notice is directed by law or by these By-Laws to be otherwise given. He shall be the custodian of the seal and the stock book of the Corporation and shall keep a proper registry of all outstanding certificates of stock. He shall safely keep all books, documents, and papers of the Corporation committed to his charge. The Secretary shall supervise and control the manner in which the records and files of the Corporation shall be kept and shall perform such other duties as may be assigned to him by the Board of Directors.

    Section 5. TREASURER. The Treasurer shall have the care and custody of all the funds of the Corporation, which may come into his hands and to deposit the same in the name of the Corporation in such bank or banks or depository, as the Board may designate. He shall sign all drafts, notes, and orders for the payment of money, and he shall pay out and dispose of the same under the direction of the Board. He shall, with the President, sign all certificates of stock. He shall render a statement of his cash account to the Board of Directors as often as they shall require the same.

    Section 6. MANAGERS AND ASSISTANTS. Any Manager, Assistant Secretary, Assistant Treasurer, or any other officer appointed by the Board of Directors, shall perform such duties as the Board of Directors may from time to time assign to him.

                                   ARTICLE V

                                 CAPITAL STOCK

    Section 1. CERTIFICATES. Certificates of shares of the capital stock of the Corporation shall be issued in such form or forms not inconsistent with law or with the Charter of the Corporation as shall be approved by the Board of Directors. Such certificates shall be signed by the President or any Vice President authorized by the Board of Directors and by the Treasurer or any Assistant Treasurer authorized by the Board of Directors and sealed with the seal of the Corporation.

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    Section 2. TRANSFERS. Transfers of shares shall only be made upon the books of the Corporation by the holder in person or by his legal representative or by power of attorney duly executed and filed with the Corporation, and on the surrender and cancellation of the certificate or certificates of such shares properly assigned.

    The Board of Directors shall have power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificates of shares in the capital stock of the Corporation.

    Section 3. CLOSING OF STOCK TRANSFER BOOKS AND FIXING OF RECORD DATE FOR DETERMINATION OF STOCKHOLDERS. The Board of Directors of the Corporation may close the stock transfer books of the Corporation for a period not exceeding forty (40) days preceding the date of any meeting of stockholders, or the date for the payment of any dividend, or the date for the allotment of any rights, or the date when any exchange or conversion, or exchange of capital stock shall go into effect, or may fix, in advance, a date not exceeding forty (40) days preceding any of the aforesaid dates as a record date for the determination of the stockholders entitled to vote at any such meeting, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect to any such exchange or conversion, or exchange of capital stock.

                                  ARTICLE VI

                             AMENDMENTS TO BY-LAWS

    Section 1. These By-Laws may be amended, altered, modified, or added to, at any annual or special meeting of the stockholders by a majority vote of all the stock represented in person or by proxy and entitled to vote at the meeting. No amendment shall be voted on by the stockholders unless it shall have been previously submitted to and approved by the Board of Directors at a regular or special meeting; and notice of any amendment shall be given to each stockholder entitled to vote at the meeting ten (10) days prior to the meeting.

                                  ARTICLE VII

             INDEMNIFICATION OF DIRECTORS, OFFICERS, AND EMPLOYEES

        Section 1. The Corporation shall indemnify, hold harmless, and pay the costs of defense of its directors, officers, and employees in any suit, action, or claim made against them as the result of any action taken, or any failure to take action, in their capacities as such, to the fullest extent permitted by law, except for liabilities arising under the Federal Securities Act of 1933.

                                 ARTICLE VIII

              ELECTIONS UNDER PENNSYLVANIA ANTI-TAKEOVER STATUTE

        Section 1. The provisions of Sections 1715 and 1717 of Chapter 17 of Title 15 of the Pennsylvania Consolidated Statutes shall be applicable to the Corporation.

        Section 2. Subchapter G, as well as Subchapters I and J, of Chapter 25 of Title 15 of the Pennsylvania Consolidated Statutes shall not be applicable to the Corporation.

        Section 3. Subchapter H of Chapter 25 of Title 15 of the Pennsylvania Consolidated Statutes shall not be applicable to the Corporation.

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